                                                                   EXHIBIT 10.12

                        [LOGO OF DOUBLECLICK GOES HERE]

                                      November 17, 1999

Mr. Gregory Raifman
Chief Executive Officer
Mediaplex, Inc.
131 Steuart Street, 4th Floor
San Francisco, CA 94105

Dear Greg:

     The purpose of this letter is to amend certain terms of the Technology Integration and Services Agreement, effective as of July 22, 1999 (the "Agreement"), between us.

     First, Mediaplex hereby confirms that for each calender month of the Agreement after February 2000 DoubleClick's DART technology will deliver at least 300 million ad impressions per month on behalf of Mediaplex.

     Second, the parties hereby confirm that during the term of the Agreement and for a one-year period following its expiration or termination, each party agrees not to solicit for employment or hire (in each case, whether directly or indirectly) any employee of the other.

     All other terms and conditions of the Agreement remain in full force and effect.

     If you agree that this letter accurately amends the Agreement, please sign in the space provided below.


                                        Very truly yours,

                                        /s/ Kevin Ryan
                                       -----------------------------
                                       Kevin Ryan
                                       President and COO
CONFIRMED

MEDIAPLEX, INC.

By: /s/ Timothy Favia
  -----------------------------
Name: Timothy Favia
Title: Executive Vice President Sales/Corporate Development
Date: November 17, 1999



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                                                CONFIDENTIAL TREATMENT REQUESTED

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION, CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                          TECHNOLOGY INTEGRATION AND
                              SERVICES AGREEMENT


          THIS TECHNOLOGY INTEGRATION AND SERVICES AGREEMENT (this "Agreement"), effective as of this 22nd day of July, 1999 (the "Effective Date"), by and between DoubleClick, Inc., a Delaware corporation
("DoubleClick") and MediaPlex, Inc., a California corporation ("MediaPlex").

          WHEREAS, MediaPlex provides full service e-business marketing and technology solutions for third party advertiser and advertising agency clients (including, without limitation, planning, buying, management and serving of ads) and has recently developed its MOJO technology for the creation of dynamic functionality for online messages and banner ads, including banner ads based on data derived from client enterprise databases, for more accurate analysis of ROI and for better fine-targeting of banner ads;

          WHEREAS, DoubleClick, through its DART service, is the leading provider of third party ad serving services;

          WHEREAS, the DART service is comprised of the following equipment and technology components: (i) the ad server component, which includes the technology that identifies the advertisement that is sent to a Visitor (as defined below); and (ii) the media server component, which stores the advertisements available for delivery and delivers advertisements to Visitors;

          WHEREAS, MediaPlex would like to continue to offer full service advertising services and its MOJO technology to its advertiser and advertising agency clients but desires in certain instances to outsource some or all of the third party ad serving and reporting components of such services;

          WHEREAS, DoubleClick and MediaPlex desire to enter into an agreement, pursuant to which DoubleClick would make available to MediaPlex, on a private label basis, DoubleClick's DART ad serving and reporting services for MediaPlex's advertiser and advertising agency clients;

          WHEREAS, MediaPlex would like to transition ad serving services to DoubleClick (i) by having DoubleClick provide the media server component of its DART service as soon as the necessary implementation and customization work can be completed and (ii) having DoubleClick develop in parallel a customized private label version of its DART service which works in conjunction with the MOJO technology, which MediaPlex will utilize as soon as the necessary development work has been completed;

          WHEREAS, DoubleClick and MediaPlex desire that in certain limited instances DoubleClick shall have access and use of the MOJO technology only to enable DoubleClick to provide its ad serving and reporting services in conjunction with MediaPlex's provision of MOJO technology based services to its clients; and

          WHEREAS, in furtherance of the objectives set forth above, the parties hereto desire to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DoubleClick and MediaPlex, intending to be legally bound, hereby agree as follows:

                                   SECTION 1
                                  DEFINITIONS

     1.1  Definitions.  As used in this Agreement, the following terms shall
          -----------
have the meanings specified below:

          (a) "Advertiser" shall mean any Person that desires to target and measure Advertisements on Target Sites.

          (b) "Advertising Agency" shall mean any Person that desires to target and measure Advertisements for Advertisers on Target Sites.

          (c) "Advertising" or "Advertisement" shall mean material that (i) promotes a brand or products or services and (ii) is provided to DoubleClick for delivery to Visitors.

          (d) "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

          (e) "Agreement" shall mean this Agreement and the schedules, exhibits and addenda attached hereto as the same may be amended, supplemented or modified in accordance with the terms hereof.

          (f)  "Confidential Information" shall have the meaning set forth in
Section 11 to this Agreement.

          (g) "Development Services" shall mean the customization, development and implementation services set forth in Section 4 of this Agreement. The Development Services will be provided in multiple Phases as described in Section 4.

          (h) "DoubleClick" shall have the meaning set forth in the recitals to this Agreement.

          (i) "DoubleClick Competitor" shall mean any Person that is primarily engaged in the business of providing Web-based advertising services or sales.

          (j)  "DoubleClick Indemnitee" shall have the meaning set forth in
Section 10.1 to this Agreement.

          (k) "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

          (l) "Impression" shall mean each occurrence of Advertising on a page of a Target Site resulting from a Visitor accessing or visiting such page.

          (m) "Indemnitee" shall have the meaning set forth in Section 10.3 to this Agreement.

          (n) "Indemnitor" shall have the meaning set forth in Section 10.3 to this Agreement.

          (o) "MediaPlex" shall have the meaning set forth in the preamble to this Agreement.

          (p)  "MediaPlex Client" shall mean an Advertiser or Advertising
Agency with whom MediaPlex has entered into a MediaPlex Client Agreement for the purchase and delivery of Advertising to Target Sites.

          (q) "MediaPlex Client Agreement" shall mean an agreement between MediaPlex and an Advertiser or Advertising Agency that covers the provision of advertising services from MediaPlex and its third party service providers to the Advertiser or Advertising Agency and which includes the provisions and terms required by this Agreement.

          (r)  "MediaPlex Indemnitee" shall have the meaning set forth in
Section 10.2 to this Agreement.

          (s)  "MediaPlex Served Ads" shall have the meaning set forth in
Section 2.4(a) to this Agreement.

          (t) "Media Serving Services" shall mean hosting and providing MediaPlex access to DoubleClick media servers which (i) store Advertisements available for delivery and (ii) deliver Advertisements to Visitors to Target Sites in accordance with the instructions and data provided by MediaPlex (using MediaPlex's ad serving technologies).

          (u) "MOJO Technology" shall mean MediaPlex's proprietary technology which includes, without limitation, dynamic functionality for banner ads, and which may be based on data derived from MediaPlex client enterprise databases.

          (v) "Person" shall mean any individual, firm, corporation, partnership, trust, association, joint venture, company or other entity, or any government authority.

          (w) "Private Label DART Service" shall mean the DART service provided by DoubleClick to MediaPlex for resale to Advertisers and Advertising Agencies for targeted and measured delivery of Advertising from DoubleClick's servers to Target Sites (including both Media Serving Services and the ad server component that identifies the Advertisement that is sent to a Visitor) and that has been configured and customized as required in Section 4 below

(except to the extent such configuration or customization is waived by MediaPlex or the parties do not agree upon specifications, schedule and fees).

          (x) "Services" shall mean, collectively, the Media Serving Services, Private Label DART Service, the Development Services, training, technical support and any other services provided by DoubleClick.

          (y) "System" shall mean DoubleClick's proprietary DART software technology, including DoubleClick's proprietary ad management system software technology running on DoubleClick's servers.

          (z) "Target Site" shall mean any Web site on the Internet specified by a MediaPlex Client on which Advertisements are to be served on behalf of that MediaPlex Client pursuant to an ad insertion order or other agreement between MediaPlex or the MediaPlex Client and the proprietor of that Web site that allows for serving of the Advertisements from third party ad serving services.

          (aa) "Term" shall have the meaning set forth in Section 7.1 to this Agreement.

          (bb)  "Visitors" shall mean visitors to a Web site.

                                   SECTION 2
                        DOUBLECLICK AD SERVING SERVICES

     2.1  Media Serving Services.  Subject to completion of Phase I Development
          ----------------------
Services and the terms and conditions of this Agreement, until the commencement of the full Private Label DART Service, DoubleClick shall provide the Media Serving Services to MediaPlex for the delivery of Advertisements from DoubleClick's servers to Visitors of the Target Sites. The Advertisements delivered by the Media Serving Services shall be based on instructions and data from MediaPlex and MediaPlex Clients as provided to DoubleClick via the MOJO Technology.

     2.2  Private Label DART Service.
          --------------------------

          (a) Subject to completion of Phase II Development Services (or, at MediaPlex's option, a portion thereof pending completion) and the terms and conditions of this Agreement, during the Term DoubleClick shall provide the Private Label DART Service to MediaPlex for the targeted and measured delivery of Advertisements from DoubleClick's servers to Visitors of the Target Sites. The Advertisements shall be delivered by the Private Label DART Service to Visitors based on criteria selected by MediaPlex and MediaPlex Clients and based on instructions and data that have been input into the System by MediaPlex and the MediaPlex Clients and/or provided to DoubleClick by the MOJO Technology.

          (b) The standard DART for Advertisers service is available immediately after the Effective Date. If MediaPlex elects to utilize the standard DART for Advertisers service, such service shall be provided subject to all the terms and conditions set forth in this Agreement that are applicable to the Private Label DART Service.

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     2.3  Ad Management System.
          --------------------

          (a) MediaPlex and DoubleClick understand that MediaPlex and MediaPlex Clients shall be required to use the System in order to receive the Private Label DART Service. Accordingly, DoubleClick grants to MediaPlex the non-exclusive and nontransferable right to access and use the System, which MediaPlex can access and use only on DoubleClick's Web servers by means of a unique password chosen by MediaPlex, and only for the purposes of: (i) uploading and storing Advertising for delivery by the Private Label DART Service, (ii) selecting trafficking criteria for the delivery of Advertising to Target Sites and Visitors, (iii) receiving reports of Impressions and other data related to the delivery of Advertising by the Private Label DART Service and (iv) creating and maintaining a data record for each MediaPlex Client and (v) such other functionality that DoubleClick may incorporate into the DART service or Private Label DART Service from time to time.

          (b) The non-exclusive right in Section 2.3(a) above shall be personal to MediaPlex and non-transferable, except that MediaPlex shall be permitted to allow MediaPlex Clients to access and use the System in accordance with DoubleClick's stated policies, but only to the extent necessary for such parties to receive reports of Impressions and other data related to the delivery and measurement of that MediaPlex Client's own Advertising, or if the MediaPlex Client is an Advertising Agency, then for that Advertising Agency's client's Advertising. MediaPlex shall be responsible and liable for any breaches of the terms of this Agreement by any MediaPlex Client.

     2.4  Preferred Provider.
          ------------------

          (a) During the Term, MediaPlex agrees that DoubleClick shall be the preferred third party provider of ad serving and reporting to MediaPlex and MediaPlex Clients, as set forth herein. Accordingly, after the completion of the Phase I Development Services, MediaPlex shall, at its sole option, use the System for ad serving (and associated reporting) in those cases when MediaPlex is using, or would have used, its own ad servers ("MediaPlex Served Ads");

provided, however, that MediaPlex shall not be obligated to use DoubleClick's
--------  -------
services.

          (b) Nothing in this Section 2.4 shall be deemed to prevent MediaPlex from marketing, selling, distributing or deploying its MOJO Technology to a DoubleClick Competitor, a client of a DoubleClick Competitor or an existing DoubleClick customer. In the event that MediaPlex shall enter into such an agreement with a DoubleClick Competitor or a client of a DoubleClick Competitor, then MediaPlex shall be entitled to deploy its MOJO Technology on the ad management or serving system or technology of such DoubleClick Competitor or client of DoubleClick Competitor without being required to use DoubleClick's System in that instance. In the event that MediaPlex shall enter into such an agreement with an existing DoubleClick customer then MediaPlex shall deploy its MOJO Technology on the DoubleClick System.

          (c) Nothing in Section 2.4(a) shall prohibit or restrict MediaPlex from:

               (i) placing its ad objects directly on vendor or MediaPlex client sites;

               (ii) using third parties (including without limitation DoubleClick Competitors) to serve ads (A) at the request of MediaPlex Clients (including without limitation Advertisers or Advertising Agencies), or (B) in connection with MediaPlex Clients (including, without limitation, Advertisers or Advertising Agencies) referred to MediaPlex by the third party; or

               (iii) integrating MOJO Technology into any third party (including without limitation DoubleClick Competitors or clients of DoubleClick competitors) ad serving capability or other product or service.

     2.5  Coordination of Marketing Efforts.  In the event that the parties
          ---------------------------------
become aware that they are both pursuing the same potential new client, then the parties shall cooperate to provide a coordinated solution to such client.

     2.6  Support.
          -------

          (a) For the first 60 days from the Effective Date the Agreement, DoubleClick will provide assistance (as DoubleClick customarily provides to its DART (or Advertiser customers) with inputting ad creatives into its media servers and in delivering HTML ad tags to the Target Sites MediaPlex designates. The group providing such support shall be available by telephone Monday through Friday from 9:00 AM-6:00 PM EST.

          (b) DoubleClick shall also provide MediaPlex with Telephone Support throughout the Term which shall consist of: (1) Monday through Friday (excluding federal legal holidays) making a DoubleClick Customer Support Analyst available by telephone for support twenty-four (24) hours a day; and (2) Saturdays, Sundays and federal legal holidays: (i) call-back within one (1) hour by a Customer Support Analyst available twenty-four (24) hours a day via pager access for assistance other than System down support, and (ii) a live Operations Technician available by telephone for operational emergency support twenty-four
(24) hours a day. DoubleClick shall supply MediaPlex with any names, phone numbers, email addresses and pager numbers required in connection with the foregoing. Telephone Support will be provided to MediaPlex free of charge.

     2.7  Private Label DART Service Level Up-Time. DoubleClick shall use
          ----------------------------------------
commercially reasonable efforts to ensure that the Private Label DART Service delivers Advertising at [*], calculated on a calendar monthly basis; it being understood that Private Label DART Service Advertising delivery "down" time (calculated as the difference between 100% and the actual percentage delivery of ads) shall exclude time (i) required for routine system maintenance not to exceed thirty (30) minutes in any calendar month that is performed by DoubleClick so long as MediaPlex is notified at least one (1) day in advance, and MediaPlex approves the scheduling which must be during low volume time periods and (ii) resulting from technical malfunctions in either the MOJO Technology (including its interaction with the Private Label DART Service) Target Sites' systems, or any other circumstances beyond DoubleClick's


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

reasonable control (including without limitation, Internet delays, network congestion and ISP malfunctions). In the event that unscheduled down time materially exceeds that which is experienced by other DoubleClick DART customers in any month, then Mediaplex will receive a reduction in fees, credited to next month's invoice calculated by [*]. The Average Impressions shall be determined by dividing the total ads served in the previous month by the total number of hours in that month.

     2.8  Internal Ad Delivery Time.  DoubleClick shall use reasonable
          --------------------------
commercial efforts to ensure that its servers shall respond to a request for an Advertisement to be delivered within the period of time equal to the sum of [*]. However, MediaPlex acknowledges that Ad delivery time from DoubleClick's servers to a Visitor is a function of the Internet and MediaPlex systems and is not within DoubleClick's control.

     2.9  Ad Management System Availability.  DoubleClick shall use commercially
          ---------------------------------
reasonable efforts to ensure that the Ad Management System (provided as part of the Private Label DART Service) is available for MediaPlex use [*] calculated on a calendar monthly basis; it being understood that Ad Management System "down" time shall exclude time (i) required for routine system maintenance not to exceed twenty-four (24) hours in any calendar month that is performed by DoubleClick so long as MediaPlex is notified at least one (1) business day in advance (it being understood that (x) the Ad Management System is "down" for routine scheduled maintenance for up to four (4) hours each Saturday morning between the hours of 10 AM to 2 PM Eastern standard time and (y) advance notice shall not be required for such routine scheduled maintenance) and (ii) resulting from technical malfunctions in Target Site's systems, or any other circumstances reasonably beyond DoubleClick's control (including without limitation, Internet delays, network congestion and ISP malfunctions).

     2.10 Training. DoubleClick will provide up to 4 free training sessions per
          ---------
year to MediaPlex in relation to the Private Label DART Service. In addition, DoubleClick will provide a single free training session to each MediaPlex Client that requests such training. Further training sessions are available to MediaPlex and MediaPlex Clients at DoubleClick's then standard charges for such training. Training will be provided at DoubleClick's premises in New York or on site at MediaPlex or the MediaPlex Client. In the event of MediaPlex or a MediaPlex client requiring training on site at MediaPlex or the MediaPlex Client, DoubleClick's reasonable travel expenses shall be paid by the recipient of any such training services provided at such sites.

                                   SECTION 3
                            MEDIAPLEX'S OBLIGATIONS

     3.1  Migration of Existing MediaPlex Clients.  At such time following the
          ---------------------------------------
completion of Phase I Development Services that MediaPlex desires, MediaPlex shall commence the process


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

by which MediaPlex shall transition some or all of its existing MediaPlex Clients to the Media Serving Services and, when available, the Private Label DART Service.

     3.2  Integration Assistance.  Upon execution of this Agreement, MediaPlex
          ----------------------
shall assist DoubleClick in the process of interfacing and/or integrating into the Media Serving Services and the Private Label DART Service (i) the MOJO Technology, (ii) MediaPlex's existing data and (iii) any other software or data necessary for the operation of the Media Serving Services or Private Label DART Service on behalf of MediaPlex Clients or completion of the Development Services. MediaPlex shall also be responsible for making any amendments, if any, as required to their MediaPlex Client Agreements and agreements with Target Sites. MediaPlex hereby grants to DoubleClick, during the Term, a nonexclusive, nontransferable, worldwide, royalty free license, with no right to sublicense, to incorporate necessary components of the MOJO Technology, in executable form only, into the System solely to integrate and implement such component into the System, solely (A) to provide to MediaPlex access to the System using MOJO Technology and (B) to provide the Private Label Dart Service and support for such service to MediaPlex and MediaPlex clients as contemplated by this Agreement (the purposes in the preceding clauses (A) and (B) are the `Permitted Purposes'). DoubleClick's incorporation into the System of MOJO Technology and use of MOJO Technology shall be limited to the Permitted Purposes only. No license is granted to, and DoubleClick shall not, use any components of the MOJO Technology for any other purpose or Person. All rights not expressly granted to DoubleClick are retained by MediaPlex.

     3.3  Marketing, Sales and Other Responsibilities.  MediaPlex shall be
          -------------------------------------------
solely responsible for soliciting all MediaPlex Clients, Target Sites, trafficking of Advertising (which shall include the input of Advertising into the System) and handling all inquiries of any type or nature. Outsourcing of trafficking of Advertising is available from DoubleClick as specified in Section
4.4 below and if trafficking of Advertising is entirely outsourced to DoubleClick, it shall no longer be a responsibility of MediaPlex.

     3.4  Content; Privacy.  MediaPlex shall obtain all necessary rights,
          ----------------
licenses, consents, waivers and permissions to allow DoubleClick to store and deliver Advertising and otherwise operate the Private Label DART Service on MediaPlex's behalf and on behalf of MediaPlex Clients, and to use any data provided to or collected by the System as contemplated by this Agreement. MediaPlex further represents that it will conform to DoubleClick's statement on privacy at all times during the Term. MediaPlex further agrees that all Advertisements provided by MediaPlex for delivery on the Private Label DART Service, and MediaPlex's other promotional and marketing activities in connection with the use of the Private Label DART Service, shall not be deceptive, misleading, obscene, defamatory, illegal or unethical.

     3.5  Support and Training.
          --------------------

          (a) MediaPlex shall provide to DoubleClick support and training relating to its MOJO Technology and such other training beneficial to the integration of the MOJO Technology into the Private Label DART Service.

          (b) MediaPlex shall provide DoubleClick with sufficient technical support for the integration and maintenance of interfaces and communications with the MOJO Technology as it relates to the Media Serving Services and the Private Label DART Service. These resources shall be available by telephone for at the same times and levels as is required from DoubleClick for the availability of its Telephone Support for the Private Label DART Service. MediaPlex shall supply DoubleClick with any names, phone numbers, email addresses and pager numbers required in connection with the foregoing. The foregoing Telephone Support will be provided to DoubleClick free of any charge.

     3.6  Impression Level Estimates. MediaPlex agrees to provide DoubleClick
          --------------------------
with estimates of anticipated Impression levels for its Advertisements to be delivered by the Media Serving Services and Private Label DART Service, and to update such estimates when there are material changes in such estimates.

                                   SECTION 4

                        DOUBLECLICK DEVELOPMENT SERVICES

     4.1  Phase I - Implementation of Media Serving Services.  DoubleClick shall
          --------------------------------------------------
provide the following services which shall be completed within the time periods specified below (collectively, "Phase I Development Services"):

          (a) Make available sufficient media servers to provide the Media Serving Services within twenty (20) business days of the Effective Date. MediaPlex will use its ad serving technology to redirect to the relevant image files on these DoubleClick media servers as ad requests are processed by MediaPlex.

          (b) Develop a custom process whereby MediaPlex can populate the DoubleClick media servers with Advertising creatives and verify successful transfer of such files, subject to the parties mutually agreeing on the specifications, schedules and fees for the development of such process. It is contemplated by the parties that such population process would likely take place approximately once per hour when it is in operation. DoubleClick shall not be required to complete this aspect of Phase I until such specifications, schedule and fees have been mutually agreed. Both parties will cooperate and exhibit good faith effort in establishing a more efficient transfer process.

          (c) MediaPlex shall provide to DoubleClick detailed and accurate reporting of all Advertisements served using just the Media Serving Services and not the full Private Label DART Service. The parties shall cooperate to implement such reporting.

          (d) Make available the Ad Server macro within (45) business days of the effective date. The Ad Server macro will append to the re-direct URL the appropriate data from the DART IP database for the use of further message targeting by MOJO

     4.2  Phase II - DART for Advertisers customization.  DoubleClick shall
          ---------------------------------------------
modify its standard DART for Advertisers service to create the Private Label DART Service with the following customizations, which shall be completed within the time periods specified below (collectively, "Phase II Development Services"):

          (a) Customer Ad management and reporting user interfaces shall be developed to provide MediaPlex branding (and/or, at MediaPlex's option, branding of MediaPlex Advertising Agency clients) and eliminate references to DoubleClick by name or logo. References to DoubleClick shall also be eliminated from the reporting URLs by allowing MediaPlex DNS records to refer to DoubleClick reporting servers. Completion of this capability is estimated to be by October 1, 1999.

          (b) A custom login screen with MediaPlex branding (and/or, at MediaPlex's option, branding of MediaPlex Advertising Agency clients) would also be available upon written request and within thirty (30) business days of such request.

          (c) The DART software shall be configured so that it can be used for ad-matching that redirects either to DoubleClick media servers, or to MediaPlex java objects which in turn determine which redirect is appropriate. Estimated to be completed during October 1999.

          (d) ASCII files incorporating data from MediaPlex's online advertising served by DoubleClick, including logs of all Impressions and click events, shall be developed within five (5) business days of the Effective Date.

          (e) Reporting functionality shall be configured within five (5) business days of the Effective Date so that MediaPlex files will be available and updated, on average, every 24 hours, and stored at DoubleClick for a period of 10 days before deletion. Delivery of the data from DoubleClick to MediaPlex will be via FTP over the Internet. Such FTP transfer will be a complete transfer of the previous days data transmitted during off peak hours and DoubleClick shall store the previous 10 days data from MediaPlex and MediaPlex Clients.

          (f) A custom trafficking API shall be developed consisting of CSV files to assist MediaPlex in avoiding trafficking Advertising campaigns duplicatively (i.e., once in their own systems and once in the DoubleClick System) within fifteen (15) business days of the Effective Date. In the event that MediaPlex requests in writing that the API instead consist of XML files, the development of such API shall be subject to the parties mutually agreeing upon the specifications, schedule and fees for such development work and DoubleClick shall not be required to complete this aspect of Phase II until such specifications, schedule and fees have been mutually agreed.

          (g) Data integration shall be carried out subject to the parties mutually agreeing upon the specifications, schedule and fees for such integration to be determined after further discussion on requirements. DoubleClick shall not be required to complete this aspect of Phase II until such specifications, schedule and fees have been mutually agreed.

          (h) A facility for the importing of historical data from client campaigns being transferred to the DART system will be developed with the cooperation of MediaPlex.

DoubleClick shall not be required to complete this aspect of Phase II until specifications, schedule and fees of this effort have been mutually agreed.

     4.3  Phase III - Integration of MediaPlex Mobile Adserver.  The parties
          ----------------------------------------------------
agree to enter into good faith discussions in relation to the development of hosting solutions for the MediaPlex mobile adserver java objects, including servlets, classes, and parsers, subject to reaching mutual agreement as to the specifications, schedule and fees for such Development Services.

     4.4  Outsourced Trafficking Services.  At MediaPlex's option, MediaPlex may
          -------------------------------
request that DoubleClick provide trafficking services in relation to the MediaPlex Client Advertising (which shall include input of banner ads into the System).

     4.5  Completion and Acceptance of Development Services.  When DoubleClick
          -------------------------------------------------
believes it has appropriately completed a deliverable within a Phase, DoubleClick will deliver it to MediaPlex. MediaPlex will accept or reject the deliverable within fourteen (14) days after delivery; and failure to give notice of acceptance or rejection within that period or first commercial use (regardless of notice of rejection) will constitute acceptance. MediaPlex may reject the deliverable only if the deliverable fails in a material respect to meet the mutually agreed specifications for that deliverable. A rejection notice will be effective only if it provides a detailed description of any such failures in a manner sufficient to allow DoubleClick to reproduce them. If a deliverable is accepted, DoubleClick will be conclusively presumed to have met its obligations with respect thereto. If MediaPlex properly rejects a deliverable, DoubleClick will use diligent efforts to promptly correct the failures properly specified in the rejection notice. When it believes that it has made the necessary corrections, DoubleClick will again deliver the deliverable to MediaPlex and the acceptance/rejection/correction provisions above shall be reapplied until the deliverable is accepted. MediaPlex may not reject a resubmitted Deliverable for a failure that was present and reasonably discoverable in a previously submitted version of the deliverable. If MediaPlex identifies a failure with a deliverable and DoubleClick shows that the failure was caused by something other than the deliverable, MediaPlex will pay DoubleClick for any related work to that time at the DoubleClick's standard time and materials rates. Any deadlines for completing a Phase or a deliverable shall be extended day for day by the period of any delay caused by MediaPlex. Completion of Phase II of the Development Services shall be subject to completion of Phase I of the Development Services.

                                   SECTION 5
                                     FEES

     5.1  Payments.  During the Term of this Agreement, MediaPlex shall pay to
          --------
DoubleClick (i) a fee for all Advertising delivered by DoubleClick on behalf of MediaPlex or MediaPlex Clients, (ii) the agreed upon fees for the Development Services, (iii) fees for time and expenses for any further customization of the Private Label DART Service that the parties may agree, (iv) fees for training over and above the free training services, and (v) outsource trafficking fees, if trafficking services are requested by MediaPlex.

                                                CONFIDENTIAL TREATMENT REQUESTED

     5.2  Advertising Fee.  MediaPlex shall pay a fee for all Advertising that
          ---------------
is delivered by DoubleClick during the Term on behalf of MediaPlex Clients. For all Advertising delivered by servers located in the U.S., the fee shall be as follows:

          (a) Banner and Badge delivery fee of [*] CPM for the first one billion Impressions per month.

          (b)  Banner and Badge re-direct fee of [*] CPM.

          (c) Banner and Badge delivery fee of [*] CPM for Impressions in excess of one billion per month.

          (d)  Hard Code and Text Link tracking fee of [*] CPM clicks.

          (e) 1x1 Pixel serving fee is [*] CPM (provided that there shall be [*] charge for 1x1 Pixel serving provided as part of another DoubleClick product, such as Boomerang).

          (f)  [*]. Within thirty (30) days after the end of each calendar
               ---
quarter of the Term, DoubleClick shall make a determination and deliver to MediaPlex such information as to whether, based on [*] served for MediaPlex by DoubleClick during such quarter MediaPlex is one of DoubleClick's [*] during the same calendar quarter [*]. Within this thirty (30) day period, DoubleClick shall send to MediaPlex a detailed written notice of this determination, including the volume of advertising by MediaPlex in that quarter.

          Should the [*] be met for any calendar quarter, MediaPlex shall be entitled to [*] (as defined below) for the succeeding calendar quarter. [*] shall mean [*] provided, however, that (i) MediaPlex is only entitled to such [*] to the extent this Agreement contains, or is amended to contain, substantially similar terms and conditions with respect to term, termination, indemnification, and representations and warranties as DoubleClick's agreement with such top DART Service Client, and (ii) in the event that during any quarter in which MediaPlex is entitled to [*], DoubleClick ceases to extend any element of the [*] to such top DART Service Client for any reason, then that element of [*] shall equal the most recent [*] in effect for MediaPlex (the "Last MediaPlex [*]") before such DART Service Client lost its [*] and the Last MediaPlex [*] shall continue for those quarters in which MediaPlex is entitled to [*]. If, however, the [*] Trigger is not met in any calendar quarter, MediaPlex shall pay the fees set forth in Section 5.2(a)-(e) of this Agreement for the succeeding calendar quarter. During each quarter, the pricing in effect during the prior quarter shall continue


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                CONFIDENTIAL TREATMENT REQUESTED

to apply until it is determined, as set forth hereinabove, whether MediaPlex is entitled to [*] for that quarter and MediaPlex then elects whether or not to receive such [*] or receive the pricing set forth in Section 5.2(a)-(e). In connection with the [*], DoubleClick hereby represents to MediaPlex that as of the date of this Agreement, this Agreement contains substantially similar terms and conditions with respect to term, termination, indemnification, and representation and warranties as DoubleClick agreement with its top DART Service Client as of the date of this Agreement.

          If for any quarter after the first twelve (12) months of this Agreement, MediaPlex does not meet the [*], [*] is no longer in effect because the DART Service Client lost its [*] status with DoubleClick, DoubleClick no longer offers [*] to a DART Service Client, or MediaPlex has elected (per its right under the preceding paragraph) to receive the pricing set forth in Section 5.2(a)-(e) rather than the [*], then MediaPlex, regardless of whether it has made such an election, shall be entitled to terminate this Agreement without further obligation or penalty on written notice to DoubleClick at any time on or prior to sixty (60) days after DoubleClick's notice to MediaPlex of such failure to meet the [*].

     5.3  Development Services Fees.
          -------------------------

          (a) MediaPlex shall pay the Development Services fees for Phase I, which shall be:

          1. Fees for the Development Services described in Section 4.1(a) are at no charge.

          2.   Fees for the Fees for the Development Services described in
               Section 4.1(b) are to be mutually agreed.

          (b) MediaPlex shall pay the Development Services fees for Phase II, which shall be:

          1. One time fee of [*] due upon the Effective Date, for the Development Services described in Sections 4.2 (a) through (e) above. This fee, and all other Development Service fees for all Phases, are fully creditable against future Advertising fees due under Section 5.1 above if MediaPlex serves [*] Impressions through the Private Label DART Service within [*] months following the full availability of the Private Label DART Service.

          2. Further fees to be mutually agreed for the Development Services described in Sections 4.2 (f) and (g) above.

          (c) MediaPlex shall pay the Development Service fees for Phase III which are to be mutually agreed.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                CONFIDENTIAL TREATMENT REQUESTED

     5.4  Data Fees:  (a) One daily FTP transfer during off peak hours will be
          ---------
at no charge. For other FTP transfers (unless the failure to transfer during off-peak hours was the fault of DoubleClick) a charge shall be mutually agreed.
(b) MediaPlex shall pay a fee of [*] per month for storage of the ten days worth of data, pursuant to the terms of Section 4.2(e) above.

     5.5  Further Customization of Private Label DART Service Fees.  Any
          --------------------------------------------------------
customization or modification of the Private Label DART Service that is over and above the Development Services set forth in Article 4 shall be charged on a time and materials basis at DoubleClick's customary rates.

     5.6  Trafficking Outsourcing Fees.  In the event that MediaPlex elects for
          ----------------------------
DoubleClick to provide trafficking services, the monthly charge shall be [*] per month.


     5.7  Payment Terms.  Unless otherwise specified, the fees due hereunder
          -------------
from MediaPlex shall be payable within [*] days following receipt of an invoice from DoubleClick. The fees shall be denominated in U.S. dollars and paid by wire transfer to an account to be designated by DoubleClick, or by other means expressly agreed to in writing by DoubleClick. MediaPlex shall also be responsible for and shall pay any applicable sales, use or other taxes or duties, tariffs or the like applicable to provision of the Private Label DART Service (except for taxes on DoubleClick's income). Late payments will be subject to late fees at the rate of one and one half percent (1.5%) per month, or, if lower, the maximum rate allowed by law. In addition, MediaPlex agrees to pay any attorneys' fees and/or collection costs incurred by DoubleClick in collecting any past due amounts from MediaPlex.

                                   SECTION 6
                      PROPRIETARY RIGHTS AND RESTRICTIONS

     6.1  Private Label DART Service.  DoubleClick is the exclusive supplier of
          --------------------------
the Private Label DART Service and the exclusive owner of all right, title and interest in and to the System, all software and other aspects and technologies related to the System and Private Label DART Service, including any developments or enhancements made pursuant to this Agreement or otherwise (provided that developments or enhancements that constitute MOJO Technology or enhancements thereto shall be owned by MediaPlex) and any materials provided to MediaPlex by DoubleClick through the System or otherwise. MediaPlex may not use the System except pursuant to the limited rights expressly granted in this Agreement, and DoubleClick reserves all rights not expressly granted in this Agreement. MediaPlex shall use the System only in accordance with reference manuals to be supplied by DoubleClick and only in accordance with DoubleClick's standard security procedures, as posted on the DoubleClick Web site or otherwise notified to MediaPlex.

     6.2  MOJO Technology.  MediaPlex is the exclusive supplier of the MOJO
          ---------------
Technology and the exclusive owner of all right, title and interest in and to all software and other aspects and technologies related to the MOJO Technology, including any developments or enhancements made pursuant to this Agreement or otherwise and any materials provided to DoubleClick by MediaPlex through the MOJO Technology or otherwise. DoubleClick may not

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

use the MOJO Technology except pursuant to the limited rights expressly granted in this Agreement, and MediaPlex reserves all rights not expressly granted in this Agreement.

     6.3  Data.  MediaPlex shall have the sole and exclusive right to use all
          ----
data derived from MediaPlex's use of the Private Label DART Service, for any purpose related to MediaPlex's business and the MediaPlex Clients' respective business; provided that DoubleClick may use and disclose the Visitors' data (other than personally-identifiable information) derived from MediaPlex's and MediaPlex Clients' use of the Private Label DART Service (i) for DoubleClick's reporting purposes, consisting of compilation of aggregated statistics about the DART service (e.g., the aggregate number of Advertisements delivered) that may be provided to customers, potential customer and the general public; (ii) if required by court order, law or governmental agency; and (iii) to the extent necessary to integrate operation and management of the Private Label DART Service provided to MediaPlex within the operation and management of the DART service by DoubleClick for all its customers.

                                   SECTION 7
                             TERM AND TERMINATION

     7.1  Term.  Unless terminated earlier in accordance with the termination
          ----
rights set forth in this Agreement, the term of this Agreement shall be for an initial period of five (5) years from the Effective Date ("Initial Term"), renewable at MediaPlex's option for an additional (five (5) year term ("Renewal Term") by giving DoubleClick notice of its intent to renew at least twelve (12) months prior to the expiration of the then current term (the Initial Term and any Renewal Term, together, the "Term").

     7.2  Termination by MediaPlex.  MediaPlex shall have the right to terminate
          ------------------------
this Agreement under the following circumstances:

          (a) A material breach of a material provision of this Agreement by DoubleClick that is not cured within thirty (30) days following delivery of a written notice thereof to DoubleClick; or

          (b) DoubleClick is adjudged insolvent or bankrupt; or a proceeding is instituted by DoubleClick seeking relief, reorganization or arrangement under any laws relating to insolvency; or a proceeding is instituted against DoubleClick seeking relief, reorganization or arrangement under any laws relating to insolvency that is not dismissed within sixty (60) days; or DoubleClick makes a general assignment for the benefit of its creditors; or upon the appointment of a receiver, liquidator, or trustee of any of DoubleClick's property or assets, or upon liquidation, dissolution or winding up of DoubleClick's businesses.

          (c) In the event of a termination by MediaPlex, DoubleClick shall, at MediaPlex's request, cooperate to transition MediaPlex's ad serving as set forth in Section 7.3(e) below.

          (d)  As otherwise provided in Section 5.2 hereof.

     7.3  Termination by DoubleClick.  Subject to Section 7.3(e), DoubleClick
          --------------------------
shall have the right to terminate this Agreement only in the following circumstances:

          (a) MediaPlex has used, or has permitted a third party to use, the Private Label DART Service or System, in a manner prohibited by this Agreement;

          (b) A material breach of a material provision of this Agreement by MediaPlex that is not cured within thirty (30) days following delivery of a written notice thereof by MediaPlex;

          (c) MediaPlex has failed to pay, within thirty (30) days following receipt of a reminder notice from DoubleClick, an invoice that is more than sixty (60) days past due; or

          (d) MediaPlex is adjudged insolvent or bankrupt; or a proceeding is instituted by MediaPlex seeking relief, reorganization or arrangement under any laws relating to insolvency; or a proceeding is instituted against MediaPlex seeking relief, reorganization or arrangement under any laws relating to insolvency that is not dismissed within sixty (60) days; or MediaPlex makes a general assignment for the benefit of its creditors; or upon the appointment of a receiver, liquidator, or trustee of any of MediaPlex's property or assets, or upon liquidation, dissolution or winding up of DoubleClick's businesses.

          (e) Any termination by DoubleClick shall be effective only six (6) months after the written notice period required in the applicable subsection
             ===
above, and during such notice period the parties shall cooperate diligently and in all reasonable ways to effect an orderly transition of MediaPlex's ad serving to MediaPlex and/or third parties designated by MediaPlex. This shall include, without limitation, removal of MediaPlex media from DoubleClick servers, and transfer to MediaPlex of a copy of all data, regarding all MediaPlex Clients, in the DART database. If an orderly such transition is not fully accomplished within such notice period, DoubleClick will continue to provide to MediaPlex the Private Label Dart Service, and associated services, until the complete transition is effect for the fee applicable immediately prior to the termination. All activities contemplated by this Section 7.3(e) shall be billed by DoubleClick at its then current rates plus any out-of-pocket costs or expenses.

     7.4  Effect of Expiration or Termination.  In the event that this Agreement
          -----------------------------------
expires or is terminated, except as set forth in Section 7.3(e), MediaPlex and MediaPlex Clients shall immediately cease using the Private Label DART Service and the System, and DoubleClick shall immediately cease serving Advertising through the Private Label DART Service as set forth in this Agreement, and DoubleClick shall immediately cease using, and shall return to MediaPlex, any MOJO Technology then in its possession. The following provisions of this Agreement, any rights to payment and any causes of action arising in relation to this Agreement prior to its expiration or earlier termination, shall survive such expiration or earlier termination: Sections 6, 8, 9, 10, 11 and 12.

                                   SECTION 8
                         REPRESENTATIONS AND WARRANTIES

     8.1  Representations and Warranties of MediaPlex.  MediaPlex represents and
          -------------------------------------------
warrants at all times that MediaPlex (i) owns or has sufficient license rights to the MOJO Technology and such other technology required to use the MOJO Technology in relation to the Media Serving Services and the Private Label DART Service, (ii) will not use the System or the Media Serving Services or Private Label DART Service in a way or for any purpose where such use causes infringement or misappropriation any third party's intellectual property rights or personal rights, (iii) shall not provide to MediaPlex Clients or other third parties any unauthorized representations or warranties regarding the Media Serving Services or the Private Label DART Service, (iv) shall disclose MediaPlex's data collection activities on its Web site in a privacy statement that substantially includes the substance of the form of the Privacy Statement attached hereto as Exhibit A, (v) shall use reasonable efforts to ensure that MediaPlex Clients disclose their data collection activities on their Web sites in substantially the form of the Privacy Statement attached as Exhibit A, and
(vi) has all necessary rights and permissions to provide the Advertiser's data and the Advertising to DoubleClick.

     8.2  Representations and Warranties of DoubleClick.  DoubleClick represents
          ---------------------------------------------
and warrants that (i) it owns the DART Private Label DART Service and the System, (ii) the System was developed by DoubleClick without infringement or misappropriation of any third party's copyrights or trade secrets, (iii) there are no known disputes regarding the DART technology, and (iv) it is in the process of assessing the Year 2000 compliance of the DART Service, and that it will take steps to ensure that the Private Label DART Service is Year 2000 compliant by December 31, 1999.

     8.3  Representations and Warranties of Both Parties.  Each party represents
          ----------------------------------------------
and warrants to the other that (i) it has the right and authority to enter into this Agreement, to grant the rights herein granted and fully to perform its obligations hereunder; (ii) it shall materially comply with all applicable laws, statutes, ordinances, rules and regulations with respect to its performance of this Agreement, (iii) no authorization or approval from any third party is or will be required in connection with such party's execution, delivery or performance of this Agreement, (iv) the execution and performance of this Agreement does not violate or conflict with the terms or conditions of any other agreement to which it is a party or by which it is bound and (v) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms

                                   SECTION 9

                    DISCLAIMERS AND LIMITATIONS ON LIABILITY

     9.1  Warranty Disclaimers.
          --------------------

          (a)  DoubleClick Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT,
               ----------------------
DOUBLECLICK MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON WITH RESPECT TO THE SERVICES, THE SYSTEM, ANY ADVERTISING OR ANY DATA SUPPLIED, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

          (b)   MediaPlex Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT,
                --------------------
MEDIAPLEX MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON WITH RESPECT TO THE MOJO TECHNOLOGY, ANY ADVERTISING OR ANY DATA SUPPLIED, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

     9.2  Limitation and Exclusion of Liability.  Neither party shall be liable
          -------------------------------------
to the other party, any Advertisers Advertising Agency or any other third party for any loss, cost, damage or expense incurred in connection with the unavailability or inoperability of the System, the Private Label DART Service or the Internet, technical malfunction, computer error or loss or corruption of data, or other injury, damage or disruption of any kind related thereto. Except for a breach of Section 11, in no event shall either party be liable for any indirect, incidental, consequential, special or exemplary damages, including, but not limited to, loss of profits, or loss of business opportunity, even if such damages are foreseeable and whether or not the other party has been advised of the possibility thereof. Except in relation to a claim against a party based on its breach of its representations and warranties in this Agreement as to infringement and misappropriation of third party copyrights, patents, trademarks or trade secrets, each party's maximum aggregate liability shall not exceed the total amount paid by MediaPlex to DoubleClick under this Agreement during the twelve (12) month period prior to the first date the liability arose. For all MediaPlex's agreements with Target Sites and in MediaPlex Client Agreements, MediaPlex shall use commercially reasonable efforts to include a provision that will state that DoubleClick is a third party beneficiary of any disclaimers and limitations or exclusions of liability that MediaPlex agrees with the Target Site proprietor or the MediaPlex Client. The limitations of this section, however, shall not apply to breaches of Section 11 or infringement of the other party's intellectual property rights.

                                   SECTION 10
                                  INDEMNITIES

     10.1  MediaPlex's Indemnities.  MediaPlex agrees to indemnify and hold
           -----------------------
DoubleClick and its Affiliates, officers, directors, employees and agents (each a "DoubleClick Indemnitee") harmless from and against any and all claims, actions, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements incurred by a DoubleClick Indemnitee in any action between MediaPlex and the DoubleClick Indemnitee, or between the DoubleClick Indemnitee and any third party or otherwise) arising out of or in connection with any claim or action caused by any breach of any of MediaPlex's representations and warranties set forth in this Agreement. DoubleClick shall promptly notify MediaPlex of all claims and proceedings related thereto of which DoubleClick becomes aware.

     10.2  DoubleClick's Indemnities.  DoubleClick agrees to indemnify and hold
           -------------------------
MediaPlex and its Affiliates, officers, directors, employees and agents (each a "MediaPlex

Indemnitee") harmless from and against any and all claims, actions, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements incurred by a MediaPlex Indemnitee in any action between DoubleClick and the MediaPlex Indemnitee, or between the MediaPlex Indemnitee and any third party or otherwise) arising out of or in connection with any claim or action caused by any breach of DoubleClick's representations and warranties set forth in this Agreement. MediaPlex shall promptly notify DoubleClick of all claims and proceedings related thereto of which MediaPlex becomes aware.

     10.3  Procedure.  The Indemnitee ("Indemnitee") that intends to claim
           ---------
indemnification under this Agreement shall promptly notify the other party (the ``Indemnitor'') of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole control of the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the absolute right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee if the Indemnitor assumes control of the defense. The indemnity obligations under this Agreement shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 10. The Indemnitee, its employees, agents, officers, directors and partners shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by an indemnification from the Indemnitor.

                                   SECTION 11
                                 CONFIDENTIALITY

     The terms of this Agreement and information and data that one party (the "Receiving Party") has received or will receive from the other party (the "Disclosing Party") about the Private Label DART Service, the System, the MOJO Technology, and other matters are proprietary and confidential information ("Confidential Information"), including without limitation any information that is marked as "confidential" or should be reasonably understood to be confidential or proprietary to the Disclosing Party and any reference manuals compiled or provided hereunder. The Receiving Party agrees that the Receiving Party will not disclose the Confidential Information to any third party, nor use the Confidential Information for any purpose not permitted under this Agreement. The nondisclosure obligations set forth in this Section shall not apply to information that the Receiving Party can document is generally available to the public (other than through breach of this Agreement), or was already lawfully in the Receiving Party's possession, without being subject to a confidentiality obligation to the Disclosing Party or a third party, at the time of receipt of the information from the Disclosing Party, or was obtained by the Receiving Party from a third party, without confidentiality obligation, and without breach by the third party of any confidentiality or other obligation owed to the Disclosing Party or a third party, or was independently developed by the Receiving Party without use or reference to the Disclosing Party's Confidential Information. The parties acknowledge that, due to the disclosure of MOJO Technology to DoubleClick, any development by DoubleClick of similar technology may benefit from such disclosure. Accordingly, DoubleClick agrees that, until six (6) months after termination or expiration of this Agreement, DoubleClick will not in good faith use information regarding MOJO Technology gained pursuant to this Agreement to develop, or have developed, any technology that is similar to, or is deployed in a manner that is competitive with, any MOJO Technology. Nothing in the preceding sentence shall relieve DoubleClick of its obligations pursuant to this Section 11 during or after this six (6) month period.

                                   SECTION 12

                                 MISCELLANEOUS

     12.1  Publicity.  None of the parties hereto shall issue a press release or
           ---------
public announcement or otherwise make any disclosure concerning this Agreement or the terms hereof, without prior approval by the other party hereto (which approval shall not be unreasonably withheld); provided, however, that (i) within
                                              --------  -------
14 days after the Effective Date, the parties shall issue a joint press release in the form attached hereto as Exhibit C, and (ii) nothing in this Agreement shall restrict any party from disclosing information (including any Confidential Information subject to Section 11 (a) that is already publicly available, except as a result of a breach of this provision by the disclosing party, (b) that is required to be disclosed by law, provided that if such disclosing party is required to file a copy of this Agreement with a governmental authority, such party shall seek confidential treatment to the extent reasonably available, (c) to its attorneys accountant, consultants and other advisers. Prior to issuing any press release, public announcement or disclosure, the disclosing party will deliver a draft of such press release, public announcement or disclosure to the other party and shall give such party a reasonable opportunity to comment thereon.

     12.2  Notices.  All notices, demands and other communications provided for
           -------
or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

           If to DoubleClick, to:

           DoubleClick Inc.
           41 Madison Avenue
           New York, NY 10010
           Attention: Chief Executive Officer
           Telecopier No.: (212) 889-0029

           With a copy to:

           DoubleClick Inc.
           41 Madison Avenue
           New York, NY 10010
           Attention: General Counsel
           Telecopier No.: (212) 497-4397

           If to MediaPlex.  to:

           MediaPlex, Inc.
           131 Steuart Street, Fourth Floor
           San Francisco, CA 94105-1230
           Attention: Chief Executive Officer
           Telecopier No.: (415) 808-1901

           With a copy to:

           MediaPlex, Inc.
           131 Steuart Street, Fourth Floor
           San Francisco, CA 94105-1230
           Attention: General Counsel
           Telecopier No.: (415) 808-1901

or to such other address or attention of such other Person as such party shall advise the other party in writing. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepared, if mailed; and when receipt is mechanically acknowledged, if telecopied.

     12.3  Dispute Resolution.  The parties shall attempt to settle any claim or
           ------------------
controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. In the event that any dispute arises between the parties in connection with any subject matter of this Agreement, the dispute will be referred to a senior-level manager of each party involved in the day-to-day performance of this Agreement, who shall promptly meet and endeavor to resolve the dispute in a timely manner. In the event such individuals are unable to resolve such dispute within ten (10) days from the commencement of the dispute, the matter shall be referred to the Chief Executive Officer ("CEO") of each party, who shall promptly meet and endeavor to resolve the dispute. In the event that the respective CEOs of the parties are unable to resolve such dispute within ten (10) days, the dispute shall be deemed an unresolved dispute and either party may commence litigation in a court having proper jurisdiction to resolve such dispute.

     12.4  Independent Contractor Status.  Each party shall be and act as an
           -----------------------------
independent contractor and not as partner, joint venturer or agent of the other.

     12.5  Entire Agreement; Modifications and Waivers.  This Agreement
           -------------------------------------------
(including the Exhibits hereto) represents the entire understanding between DoubleClick and MediaPlex and supersedes all prior agreements relating to the subject matter of this Agreement. No failure or delay on the part of either party in exercising any right, power or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise or the exercise of any other right, power or remedy. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the parties from the terms of this Agreement, shall be effective only if it is made or given in writing and signed by both parties.

     12.6   Assignment.  This Agreement and the rights hereunder are not
            ----------
transferable or assignable without prior written consent of the non-assigning party, it being understood that the acquisition of all or substantially all of a party's assets or more than forty percent (40%) of a party's stock shall be deemed a transfer and assignment for these purposes. Notwithstanding the foregoing, this Agreement may be assigned by DoubleClick (a) to a person or entity who acquires substantially all of DoubleClick's assets, stock or business by sale, merger or otherwise and (b) to an Affiliate of DoubleClick. Notwithstanding the foregoing, this Agreement may be assigned by MediaPlex to an Affiliate or successor of MediaPlex.

     12.7   Applicable Law.  This Agreement shall be governed by the law of New
            --------------
York, without reference to its conflict of laws rules or principles, and the United States. The jurisdiction and venue for all disputes hereunder shall be New York City.

     12.8   Validity.  Any provision of this Agreement which is prohibited or
            --------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

     12.9   Force Majeure.  No failure or omission by either party in the
            -------------
performance of any obligation under this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the reasonable control of such party, including but not limited to the following: acts of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, Internet brown out, insurrection, riot, invasion, strikes, or lockouts

     12.10  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates provided below.



DOUBLECLICK INC.                        MEDIAPLEX, INC.


By:  /s/ Kevin O'Connor                 By:  /s/ Gregory R. Raifman
    ----------------------------------      ----------------------------------
    Kevin O'Connor                          Gregory R. Raifman
    Chairman & Chief Executive Officer      Chairman & Chief Executive Officer



By:  /s/ Martin Wesley                  By:  /s/ Walter Haefeker
    ----------------------------------      ----------------------------------
    Martin Wesley                           Walter Haefeker
    Director of Business Development        Chief Operating Officer
    Closed-Loop Marketing

                                   EXHIBIT A

                               Privacy Statement
                               -----------------



Concept to be included in MediaPlex's Privacy Statement
-------------------------------------------------------

MediaPlex agrees to include in a privacy statement on its Web site a disclosure that states that data about users who visit such site may be collected as a result of the user's use of the Web site and such data may be used by MediaPlex or MediaPlex's third party service providers for advertising and marketing purposes on MediaPlex's Web site, as well as other Web sites. MediaPlex also agrees to provide a link to "opt-out" procedures at DoubleClick's site if such users do not want DoubleClick to use such data.


Concept to be included in MediaPlex's Advertiser/Agency's Privacy Statement
---------------------------------------------------------------------------

Advertiser/Agency agrees to include in a privacy statement on its Web site a disclosure that states that data about users who visit such site may be collected as a result of the user's use of the Web site and such data may be used by Advertiser/Agency or Advertiser/Agency's third party service providers for advertising and marketing purposes on Advertiser/Agency's Web site, as well as other Web sites. Advertiser/Agency also agrees to provide a link to "opt-out" procedures at DoubleClick's site if such users do not want DoubleClick to use such data.